Exhibit 3.2

CYS INVESTMENTS, INC.

ARTICLES SUPPLEMENTARY

CYS Investments, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated (i) 450,000 authorized but unissued shares of the Corporation’s 7.75% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”); and (ii) 1,200,000 authorized but unissued shares of the Corporation’s 7.50% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), as shares of undesignated Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND: The foregoing shares of Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to such reclassification and designation of Preferred Stock as set forth herein, the Corporation has authority to issue 50,000,000 shares of Preferred Stock, including 3,000,000 shares of Series A Preferred Stock, 8,000,000 shares of Series B Preferred Stock and 39,000,000 shares of Preferred Stock, undesignated as to series.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned Thomas A. Rosenbloom, the Corporation’s Secretary, and attested by Richard E. Cleary, the Corporation’s Assistant Secretary this 10th day of June, 2013.

ATTEST:                        CYS INVESTMENTS, INC.

By:    /s/ RICHARD E. CLEARY_______        By:    /s/ THOMAS A. ROSENBLOOM__
Richard E. Cleary                        Thomas A. Rosenbloom
Assistant Secretary                    Secretary